Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

United States Steel Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Proposed
					Maximum	Maximum
	Security		Fee		Offering	Aggregate		Amount of
		Security	Calculation	Amount	Price Per	Offering	Fee	Registration
	Type	Class Title	Rule	Registered(1)	Unit(1)	Price(1)	Rate(1)	Fee(1)
Fees to Be Paid	Debt	Senior Debt Securities	457(r)
Fees to Be Paid	Debt	Subordinated Debt Securities	457(r)
Fees to Be Paid	Equity	Common Stock, par value $1.00 per share	457(r)
Fees to Be Paid	Equity	Preferred Stock	457(r)
Fees to Be Paid	Other	Depositary Shares	457(r)
Fees to Be Paid	Other	Warrants	457(r)
Fees to Be Paid	Other	Stock Purchase Contracts	457(r)
Fees to Be Paid	Other	Stock Purchase Units	457(r)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
		Total Offering Amounts		—	—	—	—
		Total Fees Previously Paid			—	—	—
		Total Fee Offsets			—	—	—
		Net Fee Due			—	—	—

(1)An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, the Registrant is deferring payment of all of the registration fee. The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.